Exhibit 99.1

Horizon Pharma Reports Fourth Quarter and Full Year 2011 Financial Results

DEERFIELD, IL. – March 23, 2012 – Horizon Pharma, Inc. (NASDAQ: HZNP) today reported financial results for the fourth quarter and year ended December 31, 2011, and provided an update on recent accomplishments by the Company. The Company ended the year with cash and cash equivalents totaling $18.0 million. Subsequent to the end of the year, in February and March 2012, the Company completed debt and equity offerings raising combined gross proceeds of $110.8 million and net proceeds of $81.7 million after paying fees and repaying outstanding amounts under previous debt facilities. As a result, as of March 16, 2012, the Company had $82.5 million in cash and cash equivalents.

For the year ended December 31, 2011, total revenues increased $4.6 million to $6.9 million compared to the prior year. Net loss for the year ended December 31, 2011, was $113.3 million, or $12.56 per share, compared to a net loss of $27.1 million, or $21.16 per share, in the prior year, with the increase in net loss largely due to a $69.6 million intangible impairment charge recorded during the fourth quarter of 2011 resulting primarily from the decline in the Company’s stock price in that period. Excluding the intangible impairment charge and certain other non-cash expenses, non-GAAP net loss for the year ended December 31, 2011, was $48.5 million, or $5.38 per share, compared to non-GAAP net loss of $39.8 million, or $31.13 per share in the prior year. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of Horizon’s financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject.

“Since completing our IPO in August of last year, we have transformed the Company into a commercially focused biopharmaceutical organization,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “We completed the hiring and deployment of the initial stage of our commercial organization and began product shipments of DUEXIS in December. Furthermore, we completed a $60.0 million debt financing and a $50.8 million private equity offering in February and March 2012 to provide the Company with additional capital required to fund the ongoing commercial launch of DUEXIS in the U.S. and to pursue regulatory approval for RAYOS in the U.S. and DUEXIS in Europe.”

Recent Accomplishments

•

Commercial launch of DUEXIS in December 2011 after establishment of initial commercial organization and sales force training in the third and fourth quarters of 2011; held launch meeting for DUEXIS in the U.S. in late January 2012.

•

Completed $60.0 million senior secured loan facility in February 2012, which provided the Company with net proceeds of approximately $34.0 million, after repaying outstanding amounts under previous debt facilities.

•	Completed $50.8 million private placement of common stock and warrants to purchase common stock in March 2012 raising net proceeds of approximately $47.7 million.

•	Announced the out-licensing of LODOTRA in Latin America to Mundipharma.

Fourth Quarter 2011 Financial Results

During the three months ended December 31, 2011, revenues increased $3.5 million compared to the same period in the prior year. The significant increase in revenues in the fourth quarter of 2011 was primarily the result of $2.1 million in higher product sales of LODOTRA in Europe in addition to the recognition of $1.2 million in deferred revenues associated with our distribution agreements.

Cost of goods sold increased $0.7 million during the three months ended December 31, 2011, compared to the same period in 2010, primarily as a result of higher product shipments of LODOTRA.

Research and development expenses decreased $1.0 million during the three months ended December 31, 2011, compared to the same period in 2010. The decrease was due to a reduction in our regulatory and clinical trial expenses, and a reduction in contract manufacturing in support of the regulatory approval of RAYOS.

Sales and marketing expenses increased $10.9 million during the three months ended December 31, 2011, compared to the same period in 2010. The increase was primarily due to hiring 80 field sales representatives and staffing our sales and marketing support functions during 2011, in addition to higher marketing costs associated with product launch and commercialization efforts for DUEXIS in the U.S.

General and administrative expenses decreased $0.1 million during the three months ended December 31, 2011, compared to the same period in 2010, primarily due to lower professional and consulting fees in the current year as a result of internal staffing of our administrative functions during 2011.

During the fourth quarter, the Company recorded an intangible impairment charge of $69.6 million related to its in-process research and development (IPR&D) asset, RAYOS. The Company reviews its intangible assets on an annual basis, or more frequently when events or circumstances may indicate that the carrying value of these assets exceeds its fair value. The Company evaluated its IPR&D asset in relation to its total business enterprise value as a result of the fourth quarter 2011 decline in the market value of the Company’s common stock. Accordingly, the Company recorded an intangible impairment charge of $69.6 million to reflect the fair value of the IPR&D as a component of the total business enterprise value.

Interest expense decreased $0.4 million during the three months ended December 31, 2011, compared to the same period in 2010, primarily as a result of the repayment of a prior debt facility in June 2011.

Foreign exchange loss increased $0.3 million for the three months ended December 31, 2011, compared to the same period in 2010, as a result of an increase in non-Euro denominated transactions for our Horizon Pharma AG subsidiary in addition to a strengthening of the U.S. dollar against the Euro in the fourth quarter of 2011.

Income tax benefit increased $13.4 million during the three months ended December 31, 2011, compared to the same period in 2010, as a result of a reduction in deferred tax assets associated with the IPR&D intangible impairment charge of $69.6 million.

Net loss for the fourth quarter of 2011 was $76.7 million, or $3.92 per share, compared to a net loss of $13.6 million, or $9.09 per share, in the fourth quarter of 2010. On a non-GAAP basis, after excluding the intangible impairment charge and certain other non-cash expenses, net loss for the fourth quarter of 2011 was $19.0 million, or $0.97 per share, compared to a net loss of $11.7 million, or $7.85 per share, in the fourth quarter of 2010.

Full Year 2011 Financial Results

During the year ended December 31, 2011, revenues increased $4.6 million compared to the prior year as a result higher product sales and the recognition of deferred revenues for LODOTRA in Europe. The Company also benefited from a full year of LODOTRA revenues in 2011 as compared to nine months in the prior year following our acquisition of Nitec Pharma AG in April 2010.

Cost of goods sold increased $3.0 million during the year ended December 31, 2011, compared to the prior year primarily as a result of higher LODOTRA sales and due to $1.1 million in additional amortization expense of our developed technology due to the inclusion of full year operating results of Horizon Pharma AG in 2011.

Research and development expenses decreased $2.3 million during the year ended December 31, 2011, compared to the prior year. The decrease was primarily due to a $2.1 million reduction in contract manufacturing and a $2.1 million reduction in regulatory expenses associated with RAYOS, which was partially offset by higher personnel costs of $1.7 million resulting from increased headcount to support DUEXIS development and regulatory activities, and DUEXIS post-marketing requirements.

Sales and Marketing expenses increased $14.8 million during the year ended December 31, 2011, compared to the prior year. The increase was attributable to hiring 80 field sales representatives and staffing our sales and marketing support functions during 2011, $3.2 million in commercialization expense related to the product launch of DUEXIS in December 2011, and $2.4 million in consulting and outside costs associated with pre-commercialization activities for DUEXIS in 2011 compared to the prior year.

General and administrative expenses decreased $3.6 million during the year ended December 31, 2011, compared to the prior year. The decrease in expenses was primarily the result of an approximately $2.3 million reduction in legal and professional fees associated with our acquisition of Nitech Pharma AG in April 2010 and a $1.5 million reduction in legal, consulting and audit related fees incurred during 2010 related to preparation for our initial public offering.

Interest expense increased $3.3 million during the year ended December 31, 2011, compared to the prior year. The increase was primarily due to a $1.9 million write-off of deferred financing fees as a result of the 2011 debt extinguishment in the current year and higher interest expense as a result of a higher borrowing base of debt as compared to the prior year.

Foreign exchange loss increased $0.8 million during the year ended December 31, 2011, compared to the prior year as a result of an increase in non-Euro denominated transactions for our Horizon Pharma AG subsidiary in addition to a strengthening of the U.S dollar against the Euro in 2011.

Horizon recorded a bargain purchase gain of $19.3 million during the year ended December 31, 2010, in connection with the Nitec Pharma AG acquisition resulting from the fair market value of the acquired tangible and intangible assets exceeding the purchase price. There was no similar bargain purchase gain recorded in 2011.

Income tax benefit increased $14.0 million during the year ended December 31, 2011, compared to the prior year as a result of a reduction in deferred tax assets associated with the IPR&D intangible impairment charge of $69.6 million recorded during the fourth quarter of 2011.

Net loss for the year ended December 31, 2011, was $113.3 million, or $12.56 per share, compared to a net loss of $27.1 million, or $21.16 per share, for the year ended December 31, 2010. On a non-GAAP basis, after excluding the bargain purchase gain in 2010, the intangible impairment charge in 2011, and certain other non-cash expenses during both 2010 and 2011, net loss for the year ended December 31, 2011, was $48.5 million, or $5.38 per share, compared to a net loss of $39.8 million, or $31.13 per share, for the year ended December 31, 2010.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP involve the exclusion of non-cash items such as stock compensation and depreciation and amortization, and other charges such as the intangible impairment charge the Company recorded in the fourth quarter of 2011 related to its IPR&D asset and the bargain purchase gain the Company recorded in connection with its acquisition of Nitec Pharma AG in 2010. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

About Horizon Pharma

Horizon Pharma, Inc. is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launch of DUEXIS and pursuit of regulatory approval for RAYOS in the U.S. and DUEXIS in Europe. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, Horizon’s ability to continue to successfully recruit and retain sales and marketing personnel, and whether RAYOS and/or DUEXIS will be approved for marketing in the U.S. and Europe, respectively. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Julie Normart

Invigorate PR

415-946-1087

jnormart@invigoratepr.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,966	$5,384
Restricted cash	750	200
Accounts receivable, net	2,372	575
Inventories, net	1,195	306
Prepaid expenses and other current assets	2,763	903

Total current assets	25,046	7,368

Property and equipment, net	3,245	2,107
Developed technology, net	35,602	39,990
In-process research and development	36,638	108,746
Other assets	547	3,474

TOTAL ASSETS	$101,078	$161,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,170	$2,514
Accrued expenses	8,926	6,733
Deferred revenues—current portion	3,281	1,845
Notes payable—current portion	3,604	4,220
Bridge notes payable to related parties	—	10,000

Total current liabilities	23,981	25,312

LONG-TERM LIABILITIES:
Notes payable, net of current	15,834	10,395
Deferred revenues, net of current	5,666	4,123
Deferred tax liabilities, net	9,561	24,798
Other long term liabilities	124	1

Total long-term liabilities	31,185	39,317

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $0.0001 par value per share; 0 and 27,400,000 shares authorized at December 31, 2011 and 2010, respectively; 0 and 24,961,340 shares issued and outstanding at December 31, 2011 and 2010, respectively (Liquidation preference: $0 and $177,002 at December 31, 2011 and 2010, respectively)	—	2
Common stock, $0.0001 par value per share; 200,000,000 and 35,400,000 shares authorized at December 31, 2011 and 2010, respectively; 19,627,744 and 1,490,551 shares issued and outstanding at December 31, 2011 and 2010, respectively	2	—
Additional paid-in capital	270,015	206,336
Accumulated other comprehensive loss	(3,788)	(2,230)
Accumulated deficit	(220,317)	(107,052)

Total stockholders’ equity	45,912	97,056

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,078	$161,685

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Sales of goods	$3,483	$30	$6,773	$2,376
Contract revenue	55	—	166	—

Gross revenues	3,538	30	6,939	2,376
Sales discounts and allowances	(12)	—	(12)	—

Net revenues	3,526	30	6,927	2,376

Cost of goods sold	2,075	1,393	7,267	4,263

Gross profit (loss)	1,451	(1,363)	(340)	(1,887)

Operating Expenses
Research and development	3,822	4,835	15,358	17,697
Sales and marketing	12,888	1,949	20,314	5,558
General and administrative	4,368	4,424	15,008	18,612
Intangible impairment charge	69,621	—	69,621	—

Total operating expenses	90,699	11,208	120,301	41,867

Loss from operations	(89,248)	(12,571)	(120,641)	(43,754)
Interest expense, net	(819)	(1,197)	(6,284)	(3,024)
Bargain purchase gain	—	—	—	19,326
Foreign exchange loss	(798)	(475)	(1,023)	(273)

Loss before income tax benefit	(90,865)	(14,243)	(127,948)	(27,725)
Income tax benefit	(14,138)	(689)	(14,683)	(660)

Net loss	$(76,727)	$(13,554)	$(113,265)	$(27,065)

Net loss per share- basic and diluted	$(3.92)	$(9.09)	$(12.56)	$(21.16)

Weighted average shares outstanding used in calculating net loss per share - basic and diluted	19,568,131	1,490,551	9,014,968	1,279,133

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
GAAP Net Loss	$(76,727)	$(13,554)	$(113,265)	$(27,065)
Non-GAAP Adjustments (net of tax effect):
Intangible impairment charge	56,199	—	56,199	—
Bargain purchase gain	—	—	—	(19,326)
Amortization of developed technology	730	729	3,012	2,460
Stock based compensation	703	540	2,530	2,574
Depreciation and amortization	141	84	446	237
Imputed interest on convertible notes	—	252	919	471
Debt extinguishment loss	—	—	1,334	—
Debt discount expense	55	248	485	826
Amortization of deferred revenue	(55)	—	(167)	—

Total of non-GAAP adjustments	57,773	1,853	64,758	(12,758)

Non-GAAP Net Loss	$(18,954)	$(11,701)	$(48,507)	$(39,823)

Weighted average shares - basic and diluted	19,568,131	1,490,551	9,014,968	1,279,133

GAAP net loss per common share-basic and diluted	$(3.92)	$(9.09)	$(12.56)	$(21.16)
Non-GAAP adjustments detailed above	2.95	1.24	7.18	(9.97)

Non-GAAP net loss per common share-basic and diluted	$(0.97)	$(7.85)	$(5.38)	$(31.13)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(113,265)	$(27,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,199	2,973
Stock-based compensation	2,530	2,574
Intangible impairment charge	69,621	—
Loss from debt extinguishment	1,977	—
Amortization of interest payment on notes payable	246	140
Amortization of debt discount	485	826
Foreign exchange loss	1,023	273
Loss on disposal of assets	—	42
Bargain purchase gain	—	(19,326)
Changes in operating assets and liabilities:
Accounts receivable	(1,817)	(516)
Inventory	(923)	1,010
Prepaid expenses and current assets	(1,897)	551
Other assets and liabilities	(36)	(500)
Accounts payable	5,643	(1,137)
Accrued expenses	3,215	(2,404)
Deferred revenues	3,237	5,734
Deferred tax liabilities	(15,778)	(708)

Net cash used in operating activities	(41,540)	(37,532)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,604)	(714)
Increase in restricted cash	(550)	(200)
Acquisition of Nitec Pharma AG, net of cash acquired	—	6,489

Net cash (used in) provided by investing activities	(2,154)	5,575

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock in initial public offering, net of underwriting fees and issuance costs	44,678	—
Proceeds from issuance of bridge notes payable to related parties	6,766	10,000
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	20,683
Proceeds from the issuance of notes payable	16,651	11,960
Proceeds from the issuance of common stock	124	—
Deferred financing expenses	—	(1,902)
Repayment of notes payable	(13,067)	(10,981)

Net cash provided by financing activities	55,152	29,760

Effect of foreign exchange rate changes on cash	1,124	421

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,582	(1,776)
CASH AND CASH EQUIVALENTS, beginning of the year	5,384	7,160

CASH AND CASH EQUIVALENTS, end of the year	$17,966	$5,384